Exhibit 99.3

Tanger Outlets Elects David B. Henry
to its Board of Directors

Greensboro, NC, October 27, 2015 -- Tanger Factory Outlet Centers, Inc. (NYSE:SKT) announced today the election of David B. Henry to its Board of Directors effective January 1, 2016. Mr. Henry will retire from his current role as Vice Chairman of the Board of Directors and Chief Executive Officer of Kimco Realty Corporation, effective January 1, 2016. He joined Kimco, North America's largest publicly-traded owner and operator of open air shopping centers, in April 2001 as Vice Chairman and Chief Investment Officer, served as its President from December 2008 through August 2014, and has served as CEO since December 2009.

Prior to Mr. Henry's career at Kimco, he spent 23 years with G.E. Capital Real Estate, the last 5 years of which he served as Senior Vice President and Chief Investment Officer. During his tenure, he also served as Chairman of G.E. Capital Investment Advisors.

“We welcome David to Tanger’s Board of Directors,” said William G. Benton, Non-Executive Chairman of the Board. "We will benefit from the insights of a director with more than 35 years experience in the real estate industry," he added.

“David’s knowledge of the REIT industry, particularly the retail sector, will bring valuable perspective to our Board,” added Steven B. Tanger, President and Chief Executive Officer.

Formerly its Chairman, Mr. Henry is currently a Trustee of the International Council of Shopping Centers and also serves on the Executive Committee of the Board of Governors of the National Association of Real Estate Investment Trusts. His other public REIT board experience includes service on the boards of HCP, Inc. since January 2004 and VEREIT, Inc. since September 2015. Mr. Henry is also a director of Fairfield County Bank, a Connecticut mutual savings bank.
Mr. Henry is a graduate of Bucknell University with a B.S. degree in Business Administration and he earned his MBA from the University of Miami.
About Tanger Factory Outlet Centers
Tanger Factory Outlet Centers, Inc. (NYSE:SKT), is a publicly-traded REIT headquartered in Greensboro, North Carolina that presently operates and owns, or has an ownership interest in, a portfolio of 42 upscale outlet shopping centers in 21 states coast to coast and in Canada, totaling approximately 14.2 million square feet leased to over 3,000 stores operated by more than 470 different brand name companies. With more than 30 years of experience in the outlet industry and 2 additional centers currently under construction, Tanger Outlet Centers continue to attract more than 185 million shoppers annually. For more information on Tanger Outlet Centers, call 1-800-4TANGER or visit the company's web site at www.tangeroutlets.com.

Contact: Frank C. Marchisello
Executive Vice President and CFO
(336) 834-6834

Cyndi Holt
Vice President of Finance & Investor Relations
(336) 834-6892